ARTICLES OF MERGER

Of

OR-ION SUPPLEMENTS, LLC
A Texas LLC
(The “Disappearing Entity”)

Into

Or-Ion Products, Inc.
A TEXAS Corporation
(The “Surviving Corporation”)

Pursuant to Texas Corporation Code Section 1100 and N.R.S. 92A.190, the undersigned companies, respectively, by and through the undersigned officers, hereby set forth the following Articles of Merger:

1.
Filed simultaneously with these Articles of Merger is the Plan of Merger (set forth on Exhibit A attached hereto and incorporated herein by this reference), which has been adopted by OR-ION SUPPLEMENTS, LLC, a Texas LLC (the Disappearing Entity) and Or-Ion Products, Inc., a TEXAS  corporation (the Surviving Corporation).

2.
The Surviving Corporation is authorized to transact business in Texas, and hereby appoints the Texas Secretary of State as its agent for service of process in Texas in any proceeding to enforce any obligation or to enforce the rights of dissenting shareholders of the Texas LLC which is a party to the merger, and agrees to promptly pay any dissenting member of the Disappearing Entity the amount to which the member is entitled pursuant to Texas law.

3.	The Surviving Corporation hereby amends its Articles of Incorporation as follows:

ARTICLE 1
NAME

The name of the Corporation is “Or-Ion Products, Inc.”

ARTICLE 4
AUTHORIZED SHARES

The aggregate number of shares that the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of common stock with a par value of $0.001 per share,

4.	The address of the known place of business of the Surviving Corporation is: Or-Ion Products, Inc.
1431 Greenway Drive, Ste 220
Irving, TX 75038

5.	The name and address of the statutory agent of the Surviving Corporation is: Or-Ion Products, Inc.
Attn: David M. Simcho
1431 Greenway Drive, Ste 220
Irving, TX 75038

6.
All issued and outstanding shares of the Disappearing Entity held by its members voted for the Plan of Merger. All issued and outstanding shares of common stock of the Surviving Corporation held by its shareholders voted for the Plan of Merger.

7.
The merger is permitted under the laws of the respective states in which the Surviving Corporation and Disappearing Entity are incorporated and organized, and each have complied with such laws in effecting the merger.

8.	The Effective Date of the merger shall be the date upon which these Articles of Merger are filed by the office of the TEXAS Secretary of State.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this 9th Day of July 2008

“SURVIVING CORPORATION”

Or-Ion Products, Inc.,
A TEXAS corporation

By:           ___________________________
David M. Simcho, its President

“DISAPPEARING ENTITY”

OR-ION SUPPLEMENTS, LLC,
A Texas LLC

By:           ____________________________________

EXHIBIT A
PLAN OF MERGER

Pursuant to Texas Corporation Code Section 1100 and N.R.S. Chapter. 92A, as of July 9th 2008, OR-ION SUPPLEMENTS, LLC, (the "Disappearing Entity") and Or-Ion Products, Inc., a TEXAS Corporation (the "Surviving Corporation") adopted a Plan of Merger as set forth below:

1.
On the Effective Date set forth in the Articles of Merger, the Disappearing Entity shall be merged into the Surviving Corporation and the Disappearing Entity's separate existence shall cease.  The Surviving Corporation shall continue its corporate existence under the laws of the State of TEXAS  and shall continue to operate under the name of “Or-Ion Products, Inc.”, and the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as private nature, of each of the parties to the merger; and all property, real, personal or mixed, and all debts due on whatever account, including subscriptions for shares and all and every other interest of or belongs to or due to each of the parties to the merger shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either party to the merger shall not revert or be in any way impaired by reason of such merger; and Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each party to the merger, and any claim existing or action or proceeding pending by or against either entity may be prosecuted as if such merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either party shall be impaired by the merger.

2.
On or before the Effective Date, the Articles of Merger shall be filed with the Texas Secretary of State, in the form and manner required by the laws of the States of Texas.  If required, the Articles of Merger shall be published thereafter in accordance with applicable law, and any required affidavit of publication shall be filed in the manner and within the time period provided by applicable law.

3.
After the Effective Date, the parties shall give effect to the merger as though the merger had taken place on the Effective Date, to the extent permitted by law and not inconsistent with the specific terms of the Plan of Merger.

4.
The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation, as amended by the Articles of Merger.

5.	The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

6.
Upon the Effective Date, David M. Simcho shall resign from all duties including President and Director of the Surviving Corporation immediately prior to the Effective Date.  OR-ION SUPPLEMENTS, LLC designees shall serve as the president and directors of the Surviving Corporation; to serve until the next annual meeting of the shareholders of the Surviving Corporation.

7.
Or-Ion Products, Inc. shall exchange and deliver to the Shareholders a total of 14,800,000 restricted shares of the common stock of Or-Ion Products, Inc. The Or-Ion Products, Inc. shares shall be issued with a restrictive legend in accordance with the rules and regulations of the Securities and Exchange Commission.

8.
At the Closing, the Shareholders of the “disappearing entity” shall exchange and deliver to Or-Ion Products, Inc. a total of al issued shares of OR-ION SUPPLEMENTS, LLC which represents one hundred percent (100%) of the issued and outstanding shares of OR-ION SUPPLEMENTS, LLC

9.	This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.	This Plan of Merger shall be construed and interpreted in accordance with the laws of the State of TEXAS.

 IN WITNESS WHEREOF, this Plan of Merger has been executed this 9th Day of July 2008 by the duly authorized officers pursuant to the authority of the shareholders of the Surviving Corporation and the Disappearing Entity.

“SURVIVING CORPORATION”

Or-Ion Products, Inc., a TEXAS Corporation

                By:_______________________

                                                                                                                Its President

“DISAPPEARING ENTITY”

OR-ION SUPPLEMENTS, LLC, a Texas LLC

By:________________________

Its: President

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into and effective as of July 9th 2008; between OR-ION SUPPLEMENTS, LLC, a Texas LLC, and Or-Ion Products, Inc. a Texas Corporation.

1. RECITALS

This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

           1.1.           The shareholders are the owners of 100% of OR-ION SUPPLEMENTS, LLC, which represent 100% of the LLC.

1.2           Or-Ion Products, Inc. desires to issue a total of 14,800,000 shares of its common stock (the "Or-Ion Products, Inc. Shares") to the Shareholders in exchange for 100% of OR-ION SUPPLEMENTS, LLC, in accordance with agreement and Articles and plan of merger (exhibit A).

1.3           The Shareholders desire to exchange the OR-ION SUPPLEMENTS, LLC shares for the Or-Ion Products, Inc. Shares in accordance with the terms and conditions of this Agreement in accordance with agreement and Articles and plan of merger

1.4.           Or-Ion Products, Inc., the Shareholders and OR-ION SUPPLEMENTS, LLC desire that this transaction be consummated, and upon consummation of this transaction OR-ION SUPPLEMENTS, LLC shall be merged into Or-Ion Products, Inc. in accordance with the laws of Texas.

2.  EXCHANGE AND ISSUANCE OF SHARES

2.1 Exchange of Or-Ion Products, Inc. Shares: Or-Ion Products, Inc. shall exchange and deliver to the Shareholders a total of 14,800,000 restricted shares of the common stock of Or-Ion Products, Inc.

2.2 Exchange of OR-ION SUPPLEMENTS, LLC Shares:  At the Closing, the Shareholders shall exchange and deliver to Or-Ion Products, Inc. a total of 100% of the shares of OR-ION SUPPLEMENTS, LLC which represents one hundred percent (100%) of the issued and outstanding shares of OR-ION SUPPLEMENTS, LLC

2.3 Nature of Or-Ion Products, Inc. Shares:  The Or-Ion Products, Inc. Shares shall be issued with a restrictive legend in accordance with the rules and regulations of the Securities and Exchange Commission.

2.4 Private Sale Acknowledgment:  The parties acknowledge and agree that the exchange and issuance of the Or-Ion Products, Inc. Shares is being undertaken as a private sale pursuant to Section 4(2) of the Securities Act of 1933, as amended and Texas Revised Statutes Chapters 78 and 90 and is not being transacted via a broker-dealer and/or in the public market place.

3.  REPRESENTATIONS AND WARRANTIES OF Or-Ion Products, Inc.

Or-Ion Products, Inc. represents and warrants to the Shareholders and OR-ION SUPPLEMENTS, LLC as follows:

3.1 Organization: Or-Ion Products, Inc. is a corporation duly incorporated and validly existing under the laws of the State of Texas and is in good standing with respect to all of its regulatory filings.

3.2           Capitalization:  The authorized capital of Or-Ion Products, Inc. consists of 500,000,000 common shares with a par value $.001, of which 37,481,950 common shares have been issued and are currently outstanding.

3.3           Books and Records:  All material transactions of Or-Ion Products, Inc. have been promptly and properly recorded or filed in or with its books and records and the Minute Book of Or-Ion Products, Inc. contains records of all meetings and proceedings of the shareholders and directors thereof.

3.4           Legal Compliance:  To the best of its knowledge, Or-Ion Products, Inc. is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which Or-Ion Products, Inc. is subject or which apply to it or any of its assets.

3.5           Tax Returns:  All tax returns and reports of Or-Ion Products, Inc. required by law to be filed prior to the date hereof have been filed and are substantially true, complete and correct and all taxes and governmental charges have been paid.

3.6           Adverse Financial Events: Or-Ion Products, Inc. has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

3.7           Disputes, Claims and Investigations:  There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of Or-Ion Products, Inc. threatened against or affecting Or-Ion Products, Inc. at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency.

3.8           Employee Liabilities: Or-Ion Products, Inc. has no known liability to former employees or any liability to any governmental authorities with respect to current or former employees.

3.9  No Conflicts or Agreement Violations:  The execution, delivery and performance of this Agreement will not conflict with or be in violation of the articles or by-laws of Or-Ion Products, Inc. or of any agreement to which Or-Ion Products, Inc. is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by Or-Ion Products, Inc. and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of Or-Ion Products, Inc..

3.10  Validly Issued and Authorized Shares:  That the Or-Ion Products, Inc. Shares will be validly authorized and issued by Or-Ion Products, Inc., they will be fully paid and non-assessable and they will be issued in full compliance with all federal and state securities laws.

3.11 Corporate Authority:  The officers or representatives of Or-Ion Products, Inc. executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Board of Directors and shareholders of Or-Ion Products, Inc.

4.	REPRESENTATIONS OF OR-ION SUPPLEMENTS, LLC AND THE SHAREHOLDERS

OR-ION SUPPLEMENTS, LLC and the Shareholders collectively and individually hereby represent and warrant as follows:

4.1           Ownership:  The shareholders are the owners, beneficially and of record, of the OR-ION SUPPLEMENTS, LLC shares and said shares are free and clear of all liens, encumbrances, claims, charges and restrictions.

4.2           Transferability of OR-ION SUPPLEMENTS, LLC shares:  That the Shareholders have full power to transfer the OR-ION SUPPLEMENTS, LLC shares to Or-Ion Products, Inc. without obtaining the consent or approval of any other person or governmental authority.

4.3           Validly Issued and Authorized Shares:  That the OR-ION SUPPLEMENTS, LLC shares are validly authorized and issued, fully paid, and nonassessable, and the OR-ION SUPPLEMENTS, LLC shares have been so issued in full compliance with all securities laws of the State of Texas.

4.4           Organization: OR-ION SUPPLEMENTS, LLC is a LLC duly formed and validly existing under the laws of the State of Texas and is in good standing with respect to all of its regulatory filings.

4.5           Books and Records:  All material transactions of OR-ION SUPPLEMENTS, LLC have been promptly and properly recorded or filed in or with its books and records and the Minute Book of OR-ION SUPPLEMENTS, LLC contains records of all meetings and proceedings of the shareholders and directors thereof.

4.6           Legal Compliance: OR-ION SUPPLEMENTS, LLC is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which OR-ION SUPPLEMENTS, LLC is subject or which apply to it or any of its assets.

4.7 Tax Returns:  All tax returns and reports of OR-ION SUPPLEMENTS, LLC required by law to be filed prior to the date hereof have been filed and are true, complete and correct and all taxes and governmental charges have been paid.

4.8 Adverse Financial Events: OR-ION SUPPLEMENTS, LLC has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

4.9 Disputes, Claims and Investigations:  There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of OR-ION SUPPLEMENTS, LLC threatened against or affecting OR-ION SUPPLEMENTS, LLC at law or in equity or before or by any federal, municipal or other governmental department, commission, board, bureau or agency.

4.10 Employee Liabilities: OR-ION SUPPLEMENTS, LLC has no liability to former employees or any liability to any government authorities with respect to current or former employees.

4.11  No Conflicts or Agreement Violations:  The execution, delivery and performance of this Agreement will not conflict with or be in violation any agreement to which OR-ION SUPPLEMENTS, LLC is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by OR-ION SUPPLEMENTS, LLC and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of OR-ION SUPPLEMENTS, LLC.

4.12 No Liens:  That OR-ION SUPPLEMENTS, LLC has not received a notice of any assignment, lien, encumbrance, claim or charge against the OR-ION SUPPLEMENTS, LLC Shares.

4.13 Corporate Authority:  The officers or representatives of OR-ION SUPPLEMENTS, LLC executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Boards of Directors and members of OR-ION SUPPLEMENTS, LLC

5.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS ALONE

The Shareholders alone further represent and warrant to Or-Ion Products, Inc. as follows with respect to the Or-Ion Products, Inc. Shares:

5.1           Financially Responsible:  That they are financially responsible, able to meet their obligations and acknowledge that this investment will be speculative.

5.2           Investment Experience:  That they have had experience in the business of investments in one or more of the following: (i) investment experience with securities such as stocks and bonds; (ii) ownership of interests in partnerships, new ventures and start-up companies; (iii) experience in business and financial dealings; and that they can protect their own interests in an investment of this nature and they do not have an "Investor Representative", as that term is defined in Regulation D of the Securities Act of 1933 and do not need such an Investor Representative.

5.3           Investment Risk:  That they are capable of bearing the high degree of economic risks and burdens of this investment, including but not limited to the possibility of complete loss of all their investment capital and the lack of a liquid market, such that they may not be able to liquidate readily the investment whenever desired or at the then current asking price.

5.4           Access to Information:  That they have had access to the information regarding the financial condition of Or-Ion Products, Inc. and they were able to request copies of such information, ask questions of and receive answers from Or-Ion Products, Inc. regarding such information and any other information their desires concerning the Or-Ion Products, Inc. Shares, and all such questions have been answered to their full satisfaction.

5.5           Private Transaction:  That at no time was were they presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

5.6           Investment Intent:  The Or-Ion Products, Inc. Shares are not being purchased with a view to or for the resale or distribution thereof and they have no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

5.7           Due Diligence:  That the Shareholders shall have completed a due diligence review of the affairs of Or-Ion Products, Inc. and are satisfied with the results of that review.

6.  CLOSING, ESCROW HOLDER AND CONDITIONS TO CLOSING

6.1           Exchange Closing:  The closing of the share exchange as contemplated by this Agreement (the "Closing") shall take place at the offices of Or-Ion Products, Inc., at such time and place as may be agreed among by the parties, but in no event later than July 9th 2008.
6.2           Escrow Conditions and Closing:  Prior to the Closing the following will be required:

6.2.1.           Delivery of OR-ION SUPPLEMENTS, LLC shares:  The shareholders shall deliver to Or-Ion Products, Inc. the certificate or certificates representing the OR-ION SUPPLEMENTS, LLC shares, duly endorsed for transfer accompanied by a duly executed assignment of the OR-ION SUPPLEMENTS, LLC Shares to Or-Ion Products, Inc.

6.2.2.           Delivery of Or-Ion Products, Inc. Shares: Or-Ion Products, Inc. shall deliver to the shareholders certificates representing the Or-Ion Products, Inc.

6.2.3.           Requisite Corporate Resolutions:  Each party shall deliver to the other certified copies of resolutions from their respective Boards of Directors and shareholders authorizing the subject transaction.

6.2.4.           Satisfactory Completion of Due Diligence:  OR-ION SUPPLEMENTS, LLC shall deliver to the other written notice that it has completed its due diligence investigation and is satisfied with the results of such investigation.

6.3           Close of Transaction:  The subject transaction shall "close" upon the satisfaction of the above conditions.

6.4           Notices: All notices given pursuant to this Agreement must be in writing and may be given by (1) personal delivery, or (2) registered or certified mail, return receipt requested, or (3) via facsimile transmission to the Escrow Holder the parties as set forth below.  Any party hereto may by notice so given change its address for any future notices:

c/o
Or-Ion Products, Inc.
Attn: David M. Simcho
1431 Greenway Drive, Ste 220
Irving, TX 75038

c/o
OR-ION SUPPLEMENTS, LLC:
Or-Ion Products, Inc.
Attn: David M. Simcho
1431 Greenway Drive, Ste 220
Irving, TX 75038

7.  COOPERATION, ARBITRATION, INTERPRETATION, MODIFICATION AND ATTORNEY FEES

7.1 Cooperation of Parties:  The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

7.2 Arbitration:  The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in Texas according to the rules and practices of the American Arbitration Association from time to time in force.  This submission and agreement to arbitrate shall be specifically enforceable. This Agreement shall further be governed by and construed in accordance with the laws of the State of Texas.

7.3 Interpretation of Agreement:  The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

7.4 Modification of Agreement:  This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto.  Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

7.5 Attorney Fees:  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

7.6 Entire Agreement:  This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

7.7 Counterparts:  This Agreement may be signed in one or more counterparts.

7.8 Facsimile Transmission Signatures:  A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the date first-above written.

Or-Ion Products, Inc. A Texas corporation            OR-ION SUPPLEMENTS, LLC

By:_________________________                        By:_____________________
Its: President                                                                 Its President

WRITTEN CONSENT OF THE SHAREHOLDERS

OF
Or-Ion Supplements, LLC

The undersigned, being the majority of the shareholders of Or-Ion Supplements, LLC a Texas LLC, do hereby consent to the following action taken without a meeting:

RESOLVED, that the officers of the LLC are hereby authorized and directed to enter into that certain Share Exchange Agreement dated July 9th 2008, by and among the Corporation,   attached hereto as Exhibit A.

FURTHER RESOLVED, that the LLC’s Board of Directors   is hereby authorized and directed to deliver 100% of the LLC ownership in accordance with Schedule A of the Share Exchange Agreement to the enclosed exhibit B.

FURTHER RESOLVED, that the officers of the LLC are hereby directed and authorized to execute any and all documents and instruments as may be necessary or advisable to effectuate the transactions contemplated herein to effectuate the intent and purpose of the foregoing resolutions; and take such other actions as they deem necessary or appropriate.

This consent shall be deemed effective as of July 9th 2008 and shall be filed with the minutes of the proceedings of the shareholders.

 SHAREHOLDERS:

David M. Simcho – President

___________________________

WRITTEN CONSENT OF THE SHAREHOLDERS

OF
Or-Ion Products, Inc.

The undersigned, being the majority of the shareholders of Or-Ion Products, Inc. a Texas corporation (the “Corporation”), do hereby consent to the following action taken without a meeting:

RESOLVED, that the officers of the corporation are hereby authorized and directed to enter into that certain Share Exchange Agreement dated July 9th 2008, by and among the Corporation,   attached hereto as Exhibit A with Or-Ion Supplements, LLC

FURTHER RESOLVED, that the Corporation’s transfer agent is hereby authorized and directed to issue 14,800,000 shares of the restricted common stock of the Corporation in accordance with Schedule A of the Share Exchange Agreement to the enclosed exhibit B.

FURTHER RESOLVED, that the officers of the Corporation are hereby directed and authorized to execute any and all documents and instruments as may be necessary or advisable to effectuate the transactions contemplated herein to effectuate the intent and purpose of the foregoing resolutions; and take such other actions as they deem necessary or appropriate.

This consent shall be deemed effective as of July 9th 2008 and shall be filed with the minutes of the proceedings of the shareholders.

 SHAREHOLDERS:

David M. Simcho – President

___________________________